                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form
S-8 No. 33-______) pertaining to the 2003 Stock Option Plan, 2003 Israeli Share
Option Pan, 2001 Stock Option Plan, 1999 Israel Share Option Plan, and Apar
Holding Corp Employee Equity Plan (collectively, the "Plans") of Ness
Technologies, Inc. (the "Company") of our report dated May 3, 2004 (except as to
Note 15, for which the date is September 20, 2004), with respect to the consolidated financial statements and schedule of the Company included in its
Registration Statement and related prospectus (Form S-1, File No. 333-115260, as amended) for the year ended December 31, 2003, filed with the Securities and
Exchange Commission.

Tel-Aviv, Israel                          /s/ KOST FORER GABBAY & KASIERER
December 29, 2004                         A member of Ernst & Young Global